Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Absolute Return Trigger Notes Due May 2009
(Linked to the S&P® 500 Index)

Final Term Sheet

Principal Amount:	$95,706,000

Pricing Date:	February 1, 2008

Issue Date:	February 15, 2008

Maturity Date:	May 15, 2009, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day

Determination Date:	May 1, 2009, subject to the effect of market disruption events

Initial Issue Price:	100% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	99.75% of Principal Amount

Redemption Amount at Maturity:	On the stated Maturity Date, we will pay in respect of each note an amount in cash equal to:

If the underlier level never trades above the upper trigger level and never trades below the lower trigger level at any time during the Measurement Period, then

Face Amount * (100% + Absolute Index Return)

If the underlier level trades above the upper trigger level or trades below the lower trigger level at any time during the Measurement Period, then

Face Amount

Measurement Period:	From but not including the Pricing Date up to and including the Determination Date

Initial Index Level:	1381.31

Upper Trigger Level:	1667.932 (approximately 120.75% of the initial index level)

Lower Trigger Level:	1174.114 (approximately 85.00% of the initial index level)

CUSIP:	002546471

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.